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                                                                     EXHIBIT 8.2

              [Letterhead of Ivins, Phillips & Barker Chartered]



                                February 1, 2001



Northrop Grumman Corporation
1840 Century Park East
Los Angeles CA 90067

Attention:  Gary W. McKenzie
            Vice President, Tax

Gentlemen:

     You have asked for our opinion regarding certain U.S. Federal income tax consequences of the events described below under the heading "The Transactions."

     The opinions set forth above are based on the Internal Revenue Code of 1986, as amended (the "Code"), the Regulations, judicial decisions and administrative rulings and other pronouncements, all as in effect on the date of this letter.

                                     Facts
                                     -----

The Parties and the Merger Agreement
------------------------------------

     This opinion relates to the transactions to be consummated pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 23, 2001, by and among the following parties:

  . Litton Industries, Inc. ("Company"), a Delaware corporation. As of December 31, 2000, the issued and outstanding stock of Company consisted of Series B $2 Cumulative Preferred Stock ("Company Preferred Stock") and common stock ("Company Common Stock"). Both the Company Common Stock and the Company Preferred Stock are widely held and publicly traded. Unitrin, Inc., a Delaware corporation owns (directly and through subsidiaries) approximately 27.8% of the Company Common Stock.

  . Northrop Grumman Corporation, a Delaware corporation ("Parent"). The issued and outstanding stock of Parent consists of common stock ("Parent Common Stock"), which is widely held and publicly traded.
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Northrop Grumman Corporation
February 1, 2001
Page 2

  . NNG, Inc, a Delaware corporation and wholly-owned subsidiary of Parent ("Holdco").

  . LII Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdco ("Acquisition I").

  . NGC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdco ("Acquisition II"). /1/

The Amended and Restated Agreement and Plan of Merger, together with the Annex, Exhibits and attachments thereto, is referred to in this opinion as the "Merger Agreement." Except as otherwise indicated, the defined terms used in the Merger Agreement are used in this opinion.

Materials Relied Upon
---------------------

     In rendering this opinion, we have reviewed the Merger Agreement, the Stockholder's Agreement, the Registration Rights Agreement and the Form S-4 and other materials submitted to the shareholders of Company and Parent and filed with the U.S. Securities and Exchange Commission (collectively, the "Registration Statement"), all as provided by you. Although we have reviewed these materials, we have not verified independently the facts upon which our conclusions are based. Any changes in the facts could affect our conclusions.

     Our conclusions are also based on Parent's representations provided to us. We assume that Parent's representations are also representations of Holdco.

The Transactions
----------------

     Pursuant to the Merger Agreement, Holdco intends to acquire Company and Parent through the following transactions:

  1. The Offer. Holdco will amend its cash tender offer for Company stock to an
     ---------
     exchange offer (the "Offer"). In the offer as so amended,

     a. Holders of Company Preferred Stock accepting such offer will transfer their shares of Company Preferred Stock to Acquisition I for $35 cash per share.


--------------
/1/ Acquisition II is not a party to the Merger Agreement, but, together with Parent and Holdco, is a party to the Northrop Merger Agreement, attached thereto as Exhibit A.
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Northrop Grumman Corporation
February 1, 2001
Page 3

     b. Holders of Company Common Stock accepting such offer will transfer their shares of Company Common Stock to Holdco in exchange for a right to receive, per share, at their election, $80 cash, Holdco Common Stock or Holdco Preferred Stock, or a combination thereof./2/ Elections to receive cash will not be subject to proration. Holdco Common Stock Elections and Holdco Preferred Stock Elections will be subject to proration as between Holdco Common Stock and Holdco Preferred Stock, if either is over-subscribed. Cash will be paid in lieu of fractional shares of Holdco Common Stock or Holdco Preferred Stock.

  2. The Litton Merger. Subsequent to the Offer, Acquisition I will merge with
     -----------------
     and into Company (the "Litton Merger"). In the Litton Merger:

     a. Acquisition I will be merged with and into Company with Company as the survivor.

     b. Each outstanding share of Company Common Stock will be converted into a right to receive $80 cash per share.

     c. Each share of Acquisition I stock outstanding (all of which will be held by Holdco) will be converted into one share of Company Common Stock.

     At the conclusion of the Litton Merger, Holdco will own all the issued and outstanding Company Common Stock and any of the Company Preferred Stock that is submitted to Acquisition I in the Offer.

  3. The Northrop Merger. Immediately prior to the Expiration Date of the Offer,
     -------------------
     Acquisition II will merge with and into Parent (the "Northrop Merger"). In the Northrop Merger:

     a. Acquisition II will be merged with and into Parent with Parent as the survivor.

     b. Each share of Parent stock outstanding will be converted into one share of Holdco Common Stock.

------------
/2/ Each share of Company Common Stock that is exchanged for Holdco Common Stock will be exchanged for a number of shares of the Holdco Common Stock equal to the quotient of $80.25 divided by the average of the closing prices for Parent Common Stock as reported on the New York Stock Exchange Composite Transaction Reporting System for the five consecutive trading days ending on the second trading day before the final expiration date of the Offer.

     Each share of Company Common Stock that is exchanged for Holdco Preferred Stock will be exchanged for 0.8025 of a share of the Holdco Preferred Stock.
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Northrop Grumman Corporation
February 1, 2001
Page 4


     c. Each share of Acquisition II stock outstanding (all of which will be held by Holdco) will be converted into one share of common stock of Parent).

     At the conclusion of the Northrop Merger, Holdco will own all the issued and outstanding common stock of Parent.

                                  Conclusions

     Based on the facts and representations set forth above, it is our opinion that:

  1. The Northrop Merger will qualify as a "reorganization" within the meaning of section 368(a) of the Code.

  2. With respect to the Northrop Merger, Parent, Holdco and Acquisition II will each be a "party to the reorganization" within the meaning of section 368(b) of the Code.

  3. Under section 354(a) of the Code, no gain or loss will be recognized to the Parent shareholders upon the receipt of Holdco Common Stock in the Northrop Merger.

  4. Under section 1032(a) of the Code, no gain or loss will be recognized to Holdco in the Northrop Merger.

  5. Under section 361(a) of the Code, no gain or loss will be recognized to Acquisition II in the Northrop Merger.

  6. No gain or loss will be recognized by Parent in the Northrop Merger.

  7. For Federal income tax purposes, (a) the formation of Acquisition I and the merger of Acquisition I into Company will be disregarded, and (b) such transactions will be treated as transfers by the Company shareholders of their Company Common Stock to Holdco in exchange for cash, Holdco Common Stock, Holdco Preferred Stock, or some combination thereof, as the case may be.

  8. The Offer and the Northrop Merger will qualify as an exchange of property by the Company shareholders and the Parent shareholders to Holdco, a controlled corporation, within the meaning of section 351 of the Code.

  9. No gain or loss will be recognized to holders of Company Common stock who exchange such stock solely for Holdco Common Stock or Holdco Preferred Stock.
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Northrop Grumman Corporation
February 1, 2001
Page 5

  10. No gain or loss will be recognized to Parent, Holdco, Company, Acquisition I or Acquisition II in the Offer and the Northrop Merger.

     It is also our opinion that the discussion under the heading "Material Federal Income Tax Consequences" in the Registration Statement accurately sets forth the material federal income tax consequences of Offer and the Litton Merger to the Litton stockholders.

                                 Miscellaneous

     This letter addresses only certain Federal income tax consequences of the transactions described herein. It does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     No ruling was requested or received from the Internal Revenue Service regarding the transactions described herein. This letter does not bind the Internal Revenue Service. Consequently, to sustain some or all of the conclusions set forth herein, it may be necessary to engage in administrative proceedings and litigation, and ultimately some or all of such conclusions may not be sustained.

     This opinion is expressed as of the date hereof. Changes in Code provisions, regulations or other authorities could change some or all of the conclusions stated above, and such changes could be applied retroactively. We disclaim any undertaking to advise you of any subsequent changes in applicable law after the date hereof.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading "Material Federal Income Tax Consequences" in the Offer forming part of the Registration Statement. This opinion may not be used for any other purposes and may not otherwise be disclosed to or relied upon by any other person without our prior written consent.

                                Sincerely yours,


                                /s/ IVINS, PHILLIPS & BARKER
                                Ivins, Phillips & Barker